Exhibit 21.1
SIGNIFICANT SUBSIDIARIES OF MIAMI INTERNATIONAL HOLDINGS, INC.

Name of Subsidiary	Jurisdiction of Organization

Miami International Securities Exchange, LLC	Delaware

MIAX PEARL, LLC	Delaware

MIAX Emerald, LLC	Delaware

MIAX Sapphire, LLC	Delaware

Miami International Technologies, LLC	Delaware

MIAX Global, LLC	Delaware

The International Stock Exchange Group Limited	Guernsey

The International Stock Exchange Authority Limited	Guernsey

M 9 Holdings, LLC	Delaware

MIAX Products, LLC	Illinois

MIAX Global Derivatives, LLC	Delaware

M 402 Holdings, LLC	Delaware

MIAX Futures Exchange, LLC	Delaware

M 7 Holdings, LLC	Delaware

LedgerX LLC d/b/a MIAX Derivatives Exchange	Delaware

Dorman Trading, LLC	Illinois

The Bermuda Stock Exchange	Bermuda

BSD Nominee Ltd.	Bermuda

MGEX Real Estate Holdings, LLC	Delaware

MIH East Holdings, Limited	England and Wales